EXECUTION COPY

TianFu Investments Limited

Seven -Year Warrants to Purchase
Shares of Ordinary Shares

Warrant Agreement

Dated as of June 19, 2011

WARRANT AGREEMENT, dated as of June 19, 2011 (this “Agreement”), by and among Tianfu Investments Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) and Abax Lotus Ltd. (the “Purchaser”)

RECITALS

WHEREAS, pursuant to that certain agreement and plan of merger (the “Merger Agreement”), dated on or about the date hereof, by and between Tech Full Electric Company Limited, an exempted company incorporated in the Cayman Islands with limited liability, all of the outstanding shares of which are owned by the Company (“Parent”), Tech Full Electric Acquisition, Inc., a Nevada corporation, all of the outstanding shares of which are owned by Parent (“Merger Sub”), and Harbin Electric, Inc., a Nevada corporation (the “Target”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Target (the “Merger”), with the Target surviving the Merger and becoming a direct wholly owned Subsidiary of the Company as a result of the Merger;

WHEREAS, Parent and China Development Bank Corporation Hong Kong Branch (the “Parent Lender”) have entered into a facility agreement dated as of the date hereof (the “Parent Facility Agreement”) providing for a term loan in the aggregate principal amount of $400,000,000 (the “Parent Loan”) to finance the Merger;

WHEREAS, in order to secure part of the remaining portion of the financing necessary to consummate the Merger, the Company proposes to issue and sell $25,000,000 initial aggregate principal amount of Company’s Secured Notes due 2018 (each, a “Note”, and collectively, the “Notes”), pursuant to a note purchase agreement dated the date hereof, by and between the Company and the Holders (the “Note Purchase Agreement”).

WHEREAS, the Company proposes to issue warrants (each a “Warrant” and collectively, the “Warrants”) to initially purchase up to an aggregate of 832,964 voting shares of par value $0.001 of the Company (the “Ordinary Shares”, with the Ordinary Shares issuable upon exercise of the Warrants being referred to herein as the “Warrant Shares”), in connection with the offering by the Company of the Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.	CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” have correlative meanings.

 “Applicable GAAP” means US GAAP or IFRS. All ratios and computations based on Applicable GAAP contained in this Agreement will be computed in conformity with US GAAP or IFRS, as the case may be.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf the board of directors of the Company.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in Hong Kong, the PRC or New York.

 “Commission” means the Securities and Exchange Commission.

 “Company” has the meaning set forth in the preamble to this Agreement.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” has the meaning set forth in Section 3(a).

“Exercise Price” means US$30.00 per share on the date hereof and as adjusted as provided in accordance with Section 7 below.

 “Holders” or “Holder” means the registered holders or registered holder of the Warrants.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board and its predecessors and successors, consistently applied, in effect as of the date hereof and from time to time.

 “Independent Financial Advisor” means an investment banking firm of international standing or any third party appraiser of international standing that is qualified to provide an appraisal of the relevant asset, provided that such firm or appraiser is not an Affiliate of the Company.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement or restrictions of any kind or nature whatsoever on or with respect to such Property.

 “Market Value” for each Ordinary Share, as of any date, shall equal:

(a)           if the Ordinary Shares are primarily traded on a securities exchange, the volume weighted average closing price per Ordinary Share for the 15-trading day period immediately prior to the applicable date of determination,

(b)           if the principal market for the Ordinary Shares is in the over-the-counter market, the volume weighted average closing price per Ordinary Share for the 15-trading day period immediately prior to the applicable date of the determination, as published by the applicable trading organization, and

(c)           if neither clause (a) nor clause (b) is applicable, the fair market value on the date of determination of the Ordinary Shares, as determined in good faith by the Board of Directors of the Company based on a written opinion of an internationally recognized investment banking, appraisal or valuation firm that is (i) acceptable in writing to a majority of the then outstanding holders of the Warrants (excluding the warrants held by the Company or any of its Affiliates) and (ii) not an Affiliate of the Company.

“Note” and “Notes” have the meanings set forth in the Recitals.

“Note Purchase Agreement” have the meanings set forth in the Recitals.

“Officer” means, with respect to the Company, the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President.

“Officers’ Certificate” means a certificate, signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company.

“Opinions of Counsel” means an opinion from legal counsel of recognized standing meeting the following requirements:

(a)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)
a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

“Ordinary Shares” has the meaning set forth in the Recitals.

“Parent Facility Agreement” has the meaning set forth in the Recitals.

“Parent Lender” has the meaning set forth in the Recitals.

“Parent Loan” has the meaning set forth in the Recitals.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PRC” means the People’s Republic of China, exclusive of Macau, Hong Kong and Taiwan.

 “Purchaser” has the meaning set forth in the preamble to this Agreement.

 “Regulation S” means Regulation S under the Securities Act.

 “Rule 144A” means Rule 144A promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary,” means, in respect of any person (the “first person”) at any particular time, any other person (the “second person”):

(a)           Control: whose affairs and policies the first person controls or has the power to control (directly or indirectly), whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second person or otherwise; or

(b)           Consolidation: whose financial statements are, in accordance with applicable law and Applicable GAAP, consolidated with those of the first person.

“Transfer Agent” has the meaning set forth in Section 5(b).

“US GAAP” means United States generally accepted accounting principles as in effect on the date hereof, including those set forth in:

(a)           the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b)           the statements and pronouncements of the Financial Accounting Standards Board,

(c)           such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d)           the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Warrant” and “Warrants” have the meanings set forth in the Recitals.

“Warrant Certificate” has the meaning set forth in Section 2.1

“Warrant Expiration Date” means the date falling eighty-four (84) months and one day from the date of issuance of the Warrants.

“Warrant Register” has the meaning set forth in Section 2.2.

“Warrant Shares” has the meaning set forth in the Recitals and shall initially be an aggregate of 832,964 Ordinary Shares; provided, however, that the number of Warrant Shares shall be subject to further adjustment from time to time in accordance with Section 7 below.

SECTION 2.	ISSUANCE OF WARRANTS; WARRANT CERTIFICATES

2.1.	ISSUANCE.

The Company shall deliver to the Purchaser on the Closing Date a duly executed warrant certificate substantially in the form attached hereto as Exhibit A (a “Warrant Certificate”) registered in the name of the Purchaser specifying the number of Warrants against the Purchaser’s name.  The Holder of each Warrant, shall be entitled, subject to the provisions of this Agreement, to purchase from the Company, at the times specified herein and in the Warrant Certificate, 832,964 fully paid and non-assessable Ordinary Shares, at a purchase price per share equal to the Exercise Price (as hereinafter defined).  The number of Ordinary Shares to be received upon the exercise of each Warrant and the price to be paid for an Ordinary Share are subject to adjustment from time to time as hereinafter set forth.

2.2.	Warrant Register

The Company shall maintain an office or agency where Warrants may be presented for registration of transfer or for exchange. The Company shall keep a register of the Warrants and of their registration of transfer and exchange (the “Warrant Register”). The Warrant Register shall be in written form in the English language and shall include a record of the certificate number of each Warrant issued, and shall show the number of Warrants, the date of issue, all subsequent transfer and changes of ownership in respect thereof and the names, tax identifying numbers (if relevant to a specific Holder) and addresses of the Holders. Subject to its receipt of one Business Day’s advance notice, the Company shall at reasonable times during office hours make the Warrant Register available to the Holders or any person authorized by the Holders in writing for inspection at its office.

2.3.	Holder Lists

The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.

2.4.	Transfer and Exchange

(a)           General Provisions Relating to Transfers and Exchanges

(1)           All transfers of beneficial interests in, or any exercise of any right in, any Warrant must be preceded by the submission to the Company of certification in the form of Exhibit B hereto that such transfer or exercise is made in accordance with the provisions of Regulation S.

(2)           The Company shall only register the transfer of an interest in a Warrant  if the requested transfer is (A)(i) being made by a person who has provided the Company with a certification in the form of Exhibit B hereto or (ii) pursuant to an effective registration statement under the Securities Act with certification to that effect from such holder and (B) accompanied by a transfer of the Holder’s pro rata interests in the Notes to the same assignee.

(3)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

(4)           All Warrants issued upon any registration of transfer or exchange of Warrants shall be the duly authorized, executed and issued warrants for Ordinary Shares of the Company, not subject to any preemptive rights, and entitled to the same benefits under this Agreement, as the Warrants surrendered upon such registration of transfer or exchange.

(5)           Prior to due presentment for the registration of a transfer of any Warrant, the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and the Company shall be affected by notice to the contrary.

(b)           Facsimile Submissions

All certifications, certificates and Opinions of Counsel required to be submitted to the Company pursuant to this Section 2.4 to effect a registration of transfer or exchange may be submitted by facsimile.

2.5.	Replacement Warrants

If any mutilated Warrant is surrendered to the Company and the Company receives evidence to its satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue a replacement Warrant if the foregoing requirements are met. The Holder of such Warrant shall (i) provide sufficient security or indemnity to the Company as it may require to indemnify and hold it harmless from any loss that any of them may suffer in connection with such replacement; and (ii) reimburse the Company or any of its agents, as the case may be, for their expenses incurred in connection with such replacement.

Every replacement Warrant issued in accordance with this Section shall be a valid obligation of the Company, evidencing the same warrant as the mutilated, destroyed, lost or stolen Warrant, and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Warrants duly issued hereunder.

2.6.	Cancellation

The Company shall cancel all Warrants surrendered for registration of transfer, exchange, exercise, replacement or cancellation and shall dispose of canceled Warrants (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to it for cancellation.

SECTION 3.	SEPARATION OF WARRANTS; EXERCISE OF WARRANTS; TERMS OF WARRANTS

(a)           The Notes and Warrants will not be separately transferable from the date hereof. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised during the period commencing at the opening of business on the date hereof and until 11:59 pm, Hong Kong time, on the Warrant Expiration Date (the “Exercise Period”), to receive from the Company the number of fully paid and non-assessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the applicable Exercise Price then in effect (subject to sub-clause (e) below) by tendering Notes having a principal amount of premium, interest and other amounts actually outstanding at the time of tender equal to the applicable Exercise Price then in effect.

(b)           Each Warrant not exercised prior to 11:59 p.m., Hong Kong time, on the Warrant Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. No adjustments as to dividends will be made upon the exercise of the Warrants.

(c)           In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Holder thereof must surrender upon exercise the Warrant Certificate to the Company before 11:59 p.m., Hong Kong time on any Business Day prior to the Warrant Expiration Date, at the office of the Company set forth in Section 13 hereof during normal business hours of the Company. To exercise a Warrant, the holder of such Warrant shall execute the form of election to purchase attached to the Warrant Certificate. In the event of exercise via tender of Notes, the Company shall be solely responsible for calculating any interest or other amounts owing thereunder.

(d)           Subject to the provisions of Section 4 hereof, upon compliance with clause (c) above, the Company shall deliver or cause to be delivered with all reasonable dispatch, to or to the written order of the holder and in such name or names as the holder may designate, a certificate or certificates for the number of whole Warrant Shares issuable upon the exercise of such Warrants or other securities or property to which such holder is entitled hereunder, together with cash as provided in Section 7 hereof; provided that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company or its Subsidiaries as described in Section 7(j) hereof, or a tender offer or an exchange offer for Ordinary Shares shall be made, upon such surrender of Warrants and payment of the applicable Exercise Price in accordance with clause (c) above, the Company shall, as soon as possible, but in any event not later than two Business Days thereafter, deliver or cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence or other securities or property to which such holder is entitled hereunder, together with cash as provided in Section 7 hereof. Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the applicable Exercise Price.

(e)           The Warrants shall be exercisable, at the election of the Holders thereof, either in full or in part from time to time during the Exercise Period. If less than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company, registered in such name or names as may be directed in writing by the Holder, and the Company shall deliver or cause to be delivered the new Warrant Certificate to the Person or Persons entitled to receive the same.

(f)           All Warrant Certificates surrendered upon exercise of Warrants or pursuant to Section 9 shall be delivered to and canceled by the Company.

(g)           The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders which shall be allowed upon prior written request with reasonable notice and during normal business hours at its office.

SECTION 4.	PAYMENT OF TAXES

The Company shall pay all securities transaction taxes and documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 5.	RESERVATION OF WARRANT SHARES

(a)           The Company shall at all times reserve and keep available, free and clear of all Liens1, free from preemptive rights, out of the aggregate of its authorized but unissued Ordinary Shares or the authorized and issued Ordinary Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of Ordinary Shares which may then be deliverable upon the exercise of all outstanding Warrants.

(b)           The transfer agent for the Ordinary Shares to be appointed by the Company (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any Warrant will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company shall keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the Warrants. The Company shall supply such Transfer Agent with duly executed certificates for such purposes and shall provide or otherwise make available any cash which may be payable as provided in Section 7 hereof. The Company shall furnish such Transfer Agent with a copy of all notices of adjustments, and certificates related thereto, transmitted to each Holder pursuant to Section 10 hereof.

(c)           Before taking any action which would cause an adjustment pursuant to Section 7 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares at the Exercise Price as so adjusted.

(d)           The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants shall, upon issue, be fully paid, non-assessable, free of preemptive rights and free from all taxes and Liens.

SECTION 6.	INTENTIONALLY OMITTED

SECTION 7.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES ISSUABLE

The applicable Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant shall be subject to adjustment from time to time during the Exercise Period upon the occurrence of the events enumerated in this Section 7; provided that in no event shall the applicable Exercise Price be less than the then current par value of Ordinary Shares, provided further that if by virtue of an adjustment under this Agreement, the Warrant Exercise Price is to be reduced to below the par value, the Company shall take all action practicable to reduce the par value of the Ordinary Shares to a value equal to and below such adjusted Exercise Price, and if not practicable, to the lowest practicable value which shall also be the adjusted Exercise Price. For purposes of this Section 7, “Ordinary Shares” includes shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

In addition to the adjustments required under this Section 7, the Company may, at any time, reduce the applicable Exercise Price to any amount greater than or equal to $0.001 per share for any period of time (but not less than 20 Business Days) deemed appropriate by the Board of Directors of the Company.

(a)           Adjustment for Change in Capital Stock.

If the Company (i) pays a dividend or makes a distribution on its Ordinary Shares payable in shares of its Ordinary Shares, (ii) subdivides its outstanding shares of Ordinary Shares into a greater number of shares, (iii) combines its shares of outstanding Ordinary Shares into a smaller number of shares or (iv) issues by reclassification of its Ordinary Shares any shares of its capital stock, then the applicable Exercise Price in effect immediately prior to such action shall, subject to the proviso to the first sentence of the first paragraph of this Section 7, be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which such holder would have owned immediately following such action as if such Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If, after an adjustment, a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine, in good faith, the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the applicable Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Ordinary Shares in this Section 7. Such adjustment shall be made successively whenever any event listed above shall occur.

(b)           Adjustment for Rights Issue.

If the Company distributes any rights, options or warrants to all holders of its Ordinary Shares entitling them for a period expiring within 60 days after the record date set forth below to subscribe for Ordinary Shares or securities convertible into, or exchangeable or exercisable for, Ordinary Shares, in either case, at a price per share less than the Market Value per share on that record date, the applicable Exercise Price shall be adjusted in accordance with the formula:

where:

E¢	=	the adjusted Exercise Price.

E	=	the then current Exercise Price.

O	=	the number of Ordinary Shares outstanding on the record date.

N	=	the number of additional Ordinary Shares issued pursuant to such rights, options or warrants.

P	=	the price per share of the additional Ordinary Shares.

M	=	the Market Value per Ordinary Share on the record date.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the applicable Exercise Price shall be promptly readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

(c)           Adjustment for Other Distributions.

If the Company distributes to all holders of its Ordinary Shares any of its assets (including cash), debt securities, preferred stock or any rights or warrants to purchase assets (including cash), debt securities, preferred stock or other securities of the Company, the applicable Exercise Price shall be adjusted in accordance with the formula:

where:

E¢	=	the adjusted Exercise Price.

E	=	the then current Exercise Price.

M	=	the Market Value per Ordinary Share on the record date mentioned below.

F	=
the fair market value on the record date of the debt securities, preferred stock, assets (including cash), securities, rights or warrants to be distributed in respect of one Ordinary Share as determined in good faith by the Board of Directors of the Company based on a written opinion of an internationally recognized investment banking, appraisal or valuation firm that is not an Affiliate of the Company.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

This Section 7(c) shall not apply to distributions of stock referred to in Section 7(a) or of rights, options or warrants referred to in Section 7(b) hereof.

(d)           Adjustment for Issuance of Ordinary Shares.

If the Company issues Ordinary Shares for a consideration per share less than the Exercise Price per share on the date the Company fixes the offering price of such additional shares, the applicable Exercise Price shall be adjusted in accordance with the formula:

where:

E¢	=	the adjusted Exercise Price.

E	=	the then current Exercise Price.

O	=	the number of Ordinary Shares outstanding immediately prior to the issuance of such additional shares.

P	=	the aggregate consideration received for the issuance of such additional shares.

A	=	the number of outstanding Ordinary Shares immediately after the issuance of such additional Ordinary Shares.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

This subsection (d) shall not apply to:

(1)           any of the transactions described in subsections (a), (b) or (c) of this Section 7, including, without limitation, the Ordinary Shares issuable upon the exercise thereof,

(2)           the exercise of Warrants, or the conversion, exchange or exercise of other securities convertible into or exchangeable or exercisable for Ordinary Shares the issuance of which requires an adjustment to be made under Section 7(e),

(3)           the issuance of Ordinary Shares to employees, officers or directors of the Company or its Subsidiaries under other bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Ordinary Shares when required by law, if such Ordinary Shares would otherwise be covered by this subsection (d), but only to the extent that the aggregate number of shares excluded hereby and issued after the date of this Agreement shall not, together with options exercisable for Ordinary Shares issued under the employee benefit plans referred to Section 7(e)(2), exceed  757,240  Ordinary Shares (as adjusted proportionally for stock dividends, stock splits, combinations, recapitalizations and the like) per calendar year, or

(4)           the issuance of Ordinary Shares issuable upon the conversion, exchange or exercise of other securities, warrants, options or similar rights if the conversion, exchange or exercise price is not less than the Exercise Price per Ordinary Share at the time the security, warrant, option or right so converted, exchanged or exercised was issued or granted.

(e)           Adjustment for Convertible Securities Issue.

If the Company issues any securities convertible into or exchangeable or exercisable for Ordinary Shares (other than securities issued in transactions described in subsections (a), (b) or (c) of this Section 7) for a consideration per Ordinary Share initially deliverable upon conversion, exchange or exercise of such securities less than the Exercise Price per share on the date of issuance of such securities or on the date the Company fixes the offering price of such securities, the applicable Exercise Price shall be adjusted in accordance with the formula:

where:

E¢	=	the adjusted Exercise Price.

E	=	the then current Exercise Price.

O	=	the number of Ordinary Shares outstanding immediately prior to the issuance of such securities.

P	=	the aggregate consideration received for the issuance of such securities.

D	=	the maximum number of Ordinary Shares deliverable upon conversion or in exchange for such securities at the initial conversion, exchange or exercise rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

If all the Ordinary Shares deliverable upon conversion, exchange or exercise of such securities have not been issued when such securities are no longer outstanding, then the applicable Exercise Price shall promptly be readjusted to the applicable Exercise Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of Ordinary Shares issued upon conversion, exchange or exercise of such securities.

This subsection (e) shall not apply to:

(1)           convertible securities issued to stockholders of any Person which merges into the Company, or with a Subsidiary of the Company, in proportion to their stock holdings of such person immediately prior to such merger, upon such merger, provided that if such Person is an Affiliate of the Company, the Board of Directors shall have obtained a fairness opinion from a internationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, stating that the consideration received in such merger is fair to the Company from a financial point of view, or

(2)           the issuance of options exercisable for Ordinary Shares to employees, officers or directors of the Company or its Subsidiaries under other bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Ordinary Shares when required by law, if such Ordinary Shares would otherwise be covered by this subsection (e), but only to the extent that the aggregate number of shares excluded hereby and issued after the date of this Agreement shall not, together with Ordinary Shares issued under the employee benefit plans referred to in Section 7(d)(3), exceed 757,240 Ordinary Shares (as adjusted proportionally for stock dividends, stock splits, combinations, recapitalizations and the like) per calendar year.

(f)           Consideration Received.

For purposes of any computation respecting consideration received pursuant to subsections (d) and (e) of this Section 7, the following shall apply:

(1)           in the case of the issuance of Ordinary Shares for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(2)           in the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors based on a written opinion of an internationally recognized investment banking, appraisal or valuation firm that is not an Affiliate of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive, and described in a Board resolution;

(3)           in the case of the issuance of securities convertible into or exchangeable or exercisable for Ordinary Shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion, exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this subsection (f)); and

(4)           in the case of the issuance of Ordinary Shares pursuant to rights, options or warrants which rights, options or warrants were originally issued together with one or more other securities as part of a unit at a price per unit, the consideration shall be deemed to be the fair value of such rights, options or warrants at the time of issuance thereof as determined in good faith by the Board of Directors based on a written opinion of an internationally recognized investment banking, appraisal or valuation firm that is not an Affiliate of the Company and in accordance with Applicable GAAP whose determination shall be conclusive and described in a Board resolution, plus the additional minimum consideration, if any, to be received by the Company upon the exercise, conversion or exchange thereof (as determined in the same manner as provided in clauses (1) and (2) of this subsection (f)).

(g)           When De Minimis Adjustment May Be Deferred.

No adjustment in the applicable Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the applicable Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made by the Company to the nearest cent or to the nearest 1/100th of a share, as the case may be, it being understood that no such rounding shall be made under subsection (n).

(h)           When No Adjustment Required.

With respect to Warrants of any holder, no adjustment need be made for a transaction referred to Section 7(a), (b), (c), (d) or (e) hereof, if such holder is to participate (without being required to exercise its Warrants) in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Ordinary Shares participate in the transaction. No adjustment need be made for (i) rights to purchase Ordinary Shares pursuant to a Company plan for reinvestment of dividends or interest or (ii) a change in the par value or no par value of the Ordinary Shares. To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

(i)           Notice of Adjustment.

Whenever the applicable Exercise Price is adjusted, the Company shall provide the notices required by Section 10 hereof.

(j)           Intentionally Omitted.

(k)           Reorganization of Company.

(1)           If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any Person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the Person to which such sale or conveyance shall have been made, shall enter into a supplemental warrant agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 7. The successor company shall mail to Warrant holders a notice describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of Warrants under the supplemental warrant agreement is an Affiliate of the formed, surviving, transferee or lessee corporation, such issuer shall join in the supplemental warrant agreement. If this Section 7(k) shall be applicable, Section 7(a), (b), (c), (d), (e) and (f) hereof shall not be applicable to such consolidation, merger, transfer or lease.

(2)           Notwithstanding subclause (1) above, if (A) the Company consolidates or merges with or into, or sells, transfers or leases all or substantially all its assets to, any Person and in connection therewith, the consideration payable to holders of Ordinary Shares in exchange for their Ordinary Shares is payable solely in cash or (B) proceedings commence for the voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Warrants shall automatically be exercised into such number of Warrant Shares as is determined pursuant to the provisions of Section 3(a), and the Warrant Certificate representing such Warrants shall be deemed canceled. As a result of such conversion, each holder of Warrant Shares shall be entitled to receive distributions on an equal basis with the holders of the Ordinary Shares. If this Section 7(k) applies to a transaction, Sections 7(a), (b), (c), (d) and (e) hereof do not apply to such transaction.

(l)           Company Determination Final.

The Company or the Board of Directors shall make any determination pursuant to Sections 7(a), (b), (c), (d), (e), (f), (g) or (h) hereof in good faith. Notwithstanding the foregoing, if the holders of more than 25% of the Warrants object to any such determination, the Company shall appoint an Independent Financial Advisor to make such determination, which if made in good faith shall be conclusive.

(m)           Intentionally omitted.

(n)           When Issuance or Payment May Be Deferred.

In any case in which this Section 7 shall require that an adjustment in the applicable Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the applicable Exercise Price and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 8 hereof; provided that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(o)           Adjustment in Number of Shares.

Upon each adjustment of the applicable Exercise Price pursuant to this Section 7, each Warrant outstanding prior to the making of the adjustment in the applicable Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price to that number of Ordinary Shares (calculated to the nearest hundredth) obtained from the following formula:

where:

N¢	=	the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N	=	the number or Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

E¢	=	the adjusted Exercise Price.

E	=	the Exercise Price prior to adjustment.

(p)           Form of Warrants.

Irrespective of any adjustments in the applicable Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

(q)           No Impairment.  If any event shall occur as to which the provisions of Section 7 are not strictly applicable but the failure to make any adjustment would adversely affect the purchase rights represented by the Warrants in accordance with the essential intent and principles of such Section, then, in each such case, the Company shall appoint an investment banking firm of recognized international standing, or any other financial expert that does not (or whose directors, officers, employees, or affiliates do not) have a direct or material indirect financial interest in the Company or any of its Subsidiaries, who has not been, and, at the time it is called upon to given independent financial advice to the Company, is not (and none of its directors, officers, employees or affiliates) are a promoter, director or officer of the Company or any of its Subsidiaries, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 7 necessary to preserve, without dilution, the purchase rights represented by the Warrants.

SECTION 8.	FRACTIONAL INTERESTS

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 8, be issuable upon the exercise of any Warrants (or specified portion thereof), the Company shall not be obligated to issue such fraction of an Ordinary Share and shall issue only that whole number of shares computed in accordance with the preceding sentence and such fractional shares shall be cancelled alongside the Warrant Certificate.

SECTION 9.	REPURCHASE OF NOTES UPON A QUALIFYING LISTING

Each Holder shall surrender the Warrant Certificate of any unexercised Warrant to the Company for cancellation upon the repurchase of the Notes pursuant to Section 9.1 of the Note Purchase Agreement.

SECTION 10.	NOTICES TO WARRANT HOLDERS

(a)         Upon any adjustment of the applicable Exercise Price pursuant to Section 7 hereof, the Company shall promptly cause to be sent to each Holder at its address appearing on the Warrant Register a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the applicable Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the applicable Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price(which certificate shall be conclusive evidence of the correctness of the matters set forth therein) and (ii) written notice of such adjustments.

(b)         The Company shall promptly thereafter file with the Register Office such accountant’s certificate as referred to in Section 10(a)(i) above.

(c)         In the event:

(i)          that the Company shall authorize the issuance to all holders of Ordinary Shares of rights, options or warrants to subscribe for or purchase Ordinary Shares or of any other subscription rights or warrants;

(ii)         that the Company shall authorize the distribution to all holders of Ordinary Shares of evidences of its indebtedness or assets;

(iii)        of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance, lease or transfer of all or substantially all of the Company’s properties and assets, or of any reclassification or change of Ordinary Shares issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for Ordinary Shares;

(iv)        of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v)         that the Company proposes to take any action which would require an adjustment of the applicable Exercise Price pursuant to Section 7 hereof;

then the Company shall cause to be given to each of the registered holders of Warrants at his address appearing on the Warrant Register, at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of Ordinary Shares to be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for Ordinary Shares, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Ordinary Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up.

(d)         Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders of Warrants the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

SECTION 11.	INTENTIONALLY OMITTED

SECTION 12.	INFORMATION

For as long as any Warrants are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Company is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Company shall supply, upon request of any Holder, beneficial owner or prospective purchaser of a Warrant, to any such Holder, beneficial owner or prospective purchaser, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act.

SECTION 13.	NOTICES TO COMPANY

Any notice or demand authorized by this Agreement to be given or made by the registered holder of any Warrant to or on the Company shall be sufficiently given or made when received if deposited in the mail, first class or registered, postage prepaid, addressed or delivered by facsimile as follows:

The Company:

c/o Harbin Electric Inc.
No. 9 Ha Ping Xi Lu
Ha Ping Lu Ji Zhong Qu,
Harbin Kai Fa Qu
Harbin, PRC 150060
Attention: Tianfu Yang
Facsimile: +86 (451) 8611 6769

with a copy to

Skadden, Arps, Slate, Meagher & Flom, LLP.
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Michael Gisser / Peter H. Huang
Facsimile: +86 (10) 6535 5577

Any notice pursuant to this Agreement to be given by the Company shall be given in English and shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Holder with the Company), or delivered by facsimile, to and received by the Holder as follows:

Donald Xiang Dong Yang
c/o Abax Global Capital (Hong Kong) Limited
Suite 6708, 67/F, Two International Finance Centre
8 Finance Street
Central, Hong Kong
Facsimile No.: +852 3602 1700

with a copy to:

Mark J. Lehmkuhler
c/o Davis Polk & Wardwell
18th Floor, The Hong Kong Club Building
3A Chater Road
Central, Hong Kong
Facsimile No.: +852 2533 3388

SECTION 14.	SUPPLEMENTS AND AMENDMENTS

Any provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Company and the Holders, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 15.	SUCCESSORS

All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns hereunder.

SECTION 16.	TERMINATION

This Agreement shall terminate at 11:59 p.m., Hong Kong time, on the Warrant Expiration Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all Warrants have been exercised.

SECTION 17.	GOVERNING LAW

This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the state of New York and for all purposes shall be construed in accordance with the internal laws of said State.

SECTION 18.	JURISDICTION

Each of the Company and the Holders agrees that any suit, action or proceeding against it or him arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The city of New York and County of New York, and waives any objection which it or he may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

SECTION 19.	BENEFITS OF THIS AGREEMENT

Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the registered holders of Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of Warrants.

SECTION 20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

The Company:

Tianfu Investments Limited

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Director

Purchaser:

ABAX LOTUS LTD.

By:	/s/ Donald Xiang Dong Yang
Name: Donald Xiang Dong Yang
Title: Director